Exhibit 99.1

AT MATHSTAR:
James. W. Cruckshank
Vice President, Administration and Chief Financial Officer
(503) 726-5500


FOR IMMEDIATE RELEASE
---------------------

            MATHSTAR, INC. ANNOUNCES EXERCISE OF OVERALLOTMENT OPTION
                  Offering Raises $40 Million In Gross Proceeds

HILLSBORO, Ore., JUNE 21, 2007 -- MathStar, Inc. (NASDAQ: MATH), a fabless semiconductor company specializing in high-performance programmable logic, announced today that the underwriters of the company's recently completed public offering have exercised their entire option to purchase an additional 3,125,000 shares of the company's common stock to cover over-allotments. MathStar granted the underwriters a 30-day over-allotment option to purchase up to 3,125,000 shares of common stock at the public offering price of $1.60, less the underwriting discount. Net proceeds from the exercise of the over-allotment option will be approximately $4.6 million. In total, including the over-allotment shares, the company will have sold 25,000,000 shares of its common stock at a price to the public of $1.60 per share, before underwriting discounts and commissions, resulting in gross proceeds of $40.0 million. The closing of the sale of the over-allotment shares is expected to occur on June 28, 2007, subject to the satisfaction of customary closing conditions.

MathStar intends to use the net proceeds for general corporate purposes, including expanding sales and marketing, customer service and training efforts, and investing in product development resources.

MDB Capital Group, LLC acted as the sole manager for the offering. Feltl and Company was also an underwriter for the offering.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. The offering of these securities may be made only by means of a prospectus supplement to the prospectus contained in the registration statement. Copies of the final prospectus supplement and accompanying prospectus may be obtained by calling MDB Capital Group, LLC, 401 Wilshire Boulevard, Suite 1020, Santa Monica, California 90401 (telephone (310) 526-5000).

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About MathStar, Inc.

MathStar is a fabless semiconductor company offering best-in-class, high performance programmable logic solutions. MathStar's Field Programmable Object Array (FPOA) can process arithmetic and logic operations at clock rates at 1 gigahertz, which is up to four times faster than even the most advanced FPGA architectures in many applications. MathStar's Arrix family of FPOAs are high-performance programmable solutions that enable customers in the machine vision, high-performance video, medical imaging, security & surveillance and military markets to rapidly and cost effectively innovate and differentiate their products. FPOAs are available now and are supported by development tools, IP libraries, application notes and technical documentation. For more information, please visit www.mathstar.com.

Statements in this press release, other than historical information, may be "forward-looking" in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management's current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, those set forth in the section of MathStar's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2007 under the heading "Risk Factors." MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.